UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/11/2010

VISTAPRINT N.V.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51539

The Netherlands	98-0417483
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Hudsonweg 8
5928 LW Venlo
The Netherlands
(Address of principal executive offices, including zip code)

31 (0)77 8507700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2010, Vistaprint USA, Incorporated, a wholly owned subsidiary of Vistaprint N.V. incorporated in Delaware, USA, and Janet Holian, President, Vistaprint Europe, entered into a Barcelona Expatriate Agreement (the "Agreement") providing for tax equalization and other benefits to Ms. Holian relating to her assignment to Vistaprint's Barcelona, Spain office, including:

* As previously approved by the Compensation Committee of the Supervisory Board of Vistaprint N.V., an annual base salary of US$380,000 and a target bonus of US$250,000 in accordance with Ms. Holian's annual incentive award for fiscal year 2010 under Vistaprint's Performance Incentive Plan for Covered Employees, if Vistaprint achieves 100% of the performance goals approved by the Compensation Committee.

* Reimbursement of up to 55,000 EUR per year of expenses associated with Ms. Holian's assignment to Barcelona for housing and related costs.

* Two round-trip, business class airline tickets for Ms. Holian and her spouse per year.

* Participation in Vistaprint's tax equalization program whereby (1) Vistaprint agrees to reimburse Ms. Holian for the difference if the amount of tax she is required to pay due to her assignment to Barcelona is greater than the amount that she would have paid had she remained in the United States, and (2) Ms. Holian agrees to reimburse Vistaprint for the difference if the amount of tax she is required to pay due to her assignment to Barcelona is less than the amount she would have paid had she remained in the United States.

* Preparation of Ms. Holian's annual tax returns within and outside of the United States.

The above summary of the material provisions of the Agreement is qualified in its entirety by reference to the full Agreement, which is attached as Exhibit 10.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

See the Exhibit Index attached to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTAPRINT N.V.

Date: March 15, 2010	By:	/s/ Michael Giannetto
Michael Giannetto
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Barcelona Expatriate Agreement dated March 11, 2010 between Vistaprint USA, Incorporated and Janet Holian